UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2009

Hard Rock Hotel Holdings, LLC
 (Exact name of registrant as specified in its charter)

Delaware	000-52992	16-1782658
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4455 Paradise Road, Las Vegas, NV	89169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 693-5000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 9, 2009, HRHH Development Transferee, LLC, a wholly owned subsidiary of Hard Rock Hotel Holdings, LLC (the “Company”), and the lenders under the Company’s $50.0 million land acquisition financing (the “land acquisition financing”) agreed to amend the loan agreement governing the land acquisition financing to extend the maturity date from October 9, 2009 to October 22, 2009. Under the loan agreement governing the land acquisition financing, interest accrues at an annual rate equal to the 30-day London Interbank Offered Rate, plus a blended spread. The blended spread remains unchanged following the amendment. As previously disclosed in the current report on Form 8-K filed by the Company on September 9, 2009, however, a portion of such interest will be deferred and paid only upon a refinancing of, or a sale of the property securing, the land acquisition financing out of any proceeds available therefrom in excess of the principal amount of the applicable loan.

The Company has entered into a term sheet with the lenders under the land acquisition financing to further extend the maturity date to August 9, 2011 and the amendment provides the Company and such lenders additional time to complete due diligence and prepare definitive documentation. There can be no assurance that the Company will be able to further extend the maturity date of the land acquisition financing on a timely basis or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 14, 2009	Hard Rock Hotel Holdings, LLC
	By:	/s/ RICHARD SZYMANSKI

	Name: Its:	Richard Szymanski Vice President, Secretary and Treasurer